Exhibit 99.1

GameStop Secures New $500 Million ABL Facility with Improved Liquidity and Terms

GRAPEVINE, Texas--(BUSINESS WIRE)--GameStop Corp. (NYSE: GME) (“GameStop” or the “Company”) today announced that it has entered into a new $500 million global asset-based revolving credit facility (“ABL Facility”) with a syndicate of banks. The new five-year ABL Facility, which was oversubscribed, replaces the Company’s existing $420 million facility due in November 2022. In addition to delivering enhanced liquidity, the new ABL Facility provides for reduced borrowing costs, lighter covenants and more flexibility. Wells Fargo Bank, N.A. acted as Lead Arranger and will serve as Administrative Agent.

Contacts

GameStop Investor Relations
817-424-2001
ir@gamestop.com

GameStop Public Relations
646-386-0091
media@gamestop.com